Exhibit 14.1

CORINTHIAN COLLEGES, INC.

Code of Business Conduct and Ethics

I.                           Introduction

At Corinthian Colleges, Inc. (“Corinthian,” or the “Company”), our reputation for integrity is one of our most valuable assets. We believe this reputation flows from our commitment to compliance with the law and to ethical conduct in all our dealings. Consistent application of this core value depends upon each of our employees making ethical decisions on a day-to-day basis.

We recognize, however, that we live in a complex and highly regulated world and that what is “right” may not always be obvious. Accordingly, we have developed Corinthian’s Code of Business Conduct and Ethics (this “Code”) to provide a practical review of some of the legal and ethical standards we all must follow. The Board of Directors and the Audit Committee of the Board have approved this Code, which applies to all employees of Corinthian and its subsidiaries. It also applies to members of the Board of Directors in their capacity as directors (included in the term “employees” as used in this Code). Every employee is expected to know, understand, and comply with this Code, which has been adopted to accomplish the following:

•                  promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest between personal and professional relationships;

•                  promote full, fair, accurate, timely, and clear disclosure in reports and documents that the Company files with, or submits to, regulatory agencies and in other public communications made by the Company;

•                  promote compliance with applicable laws and governmental rules and regulations, as well as the rules and regulations of accrediting agencies and self-regulatory organizations of which the Company is a member;

•                  promote prompt internal reporting of violations of this Code and of Company policy;

•                  ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets, and confidential information; and

•                  deter wrongdoing and ensure accountability for adherence to this Code.

II.                       Honest Conduct and Compliance with the Law

Each employee of the Company is a representative of the Company, and each has a responsibility to pursue Company goals and to keep the Company’s commitment to quality. All employees’ conduct should conform to the spirit and letter of the law in serving our students and other customers.

It is the personal responsibility of each employee to know, understand, and adhere to the laws, regulations, and Company policies applicable to his or her job. No single document, including this Code, can give employees an answer to every question. However, this Code does identify additional resources that may be useful. If your own judgment and this Code prove insufficient, please use the other resources available to you:

•                  your supervisor;

•                  the Company training materials, including those provided upon hire or available from your supervisor or the Company’s headquarters; or

•                  the appropriate corporate department such as Human Resources, the Finance Department, or the Legal Department.

Corinthian has also established the toll-free Integrity Hotline described at the end of this Code. If you have a question or concern, you may contact the Integrity Hotline 24 hours a day, seven days a week by phone, email or on the web. Your concern will be taken seriously and handled in a confidential manner except as required by law or to the extent necessary to review and investigate your concern. You may also report your question or concern anonymously.

If you are uncertain about a decision or action while conducting Corinthian business, you should seek advice before acting. The Company counts on you to let us know if you see or learn something that suggests this Code or the law has been violated by other Company personnel.

III.                            Conflicts of Interest

A “conflict of interest” occurs when an employee’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. A conflict of interest can also arise when an employee, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position with the Company.  A conflict of interest may unconsciously influence even the most honest person, and the mere appearance of a conflict may cause an employee’s acts to be questioned. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the Company’s General Counsel, except with respect to the Executive Officers and Directors, in which case it should be discussed with the chair of the Board’s Audit Committee.

In particular, potential conflicts of interest involving employees who occupy supervisory positions or who have discretionary authority in dealing with any third party may include the following:

•                  maintaining a consulting or employment relationship with any vendor, supplier, customer, or competitor;

•                  receiving non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings or which does or may make education loans to the Company’s students;

•                  being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any immediate family member;

•                  engaging personally in real estate or other transactions in which the Company has an interest;

•                  taking for the employee’s own benefit opportunities that are discovered through the employment with Corinthian; and

•                  selling anything to the Company or buying anything from the Company, except on the terms and conditions as comparable employees are permitted to so purchase or sell.

These examples do not cover all conflicts of interest. If you have any questions about this policy or any situation you may have, please contact your manager or the Human Resources Department. In many cases, your manager or the Human Resources Department may be able to suggest arrangements that would avoid or mitigate the conflict. Anything that would present a conflict for an employee would likely also present a conflict if it is related to a member of his or her immediate family.

In addition to the general Conflict of Interest guidelines discussed above, the federal Sarbanes-Oxley Act and Delaware state corporate law impose special obligations on Executive Officers and Directors of the Company as discussed below:

A.           Loans/Guarantees. Loans to, or guarantees of obligations of, employees and their family members by the Company, its vendors, suppliers, customers or other partners may create conflicts of interest.  In conformity with these laws, the Company is prohibited from extending or maintaining credit, arranging for the extension of credit, or renewing any extension of credit in the form of a personal loan to or for any Director or Executive Officer in the Company.

B.             Corporate Opportunities. Company Directors and Executive Officers are required to comply with their fiduciary duty of loyalty to the Company as defined in Delaware law. As part of this duty of loyalty, officers and Directors must not appropriate for themselves business opportunities that are discovered through the use of Corinthian’s corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. If any officer or Director has questions about whether a particular business opportunity meets this test, he or she should contact the Company’s Chairman of the Board, who will arrange for such matter to be addressed by the Company’s Board of Directors.

C.             Related Person Transactions. Executive Officers and Directors of the Company must not engage in any “related person transaction,” which is a transaction between the Company and such person, unless the transaction has been previously approved by the Audit Committee of the Board of Directors. For purposes of this rule, the term “related person transaction” does not include compensation which is approved by the Compensation Committee of the Board for services to the Company.

If any officer or Director of the Company has any questions about the applicability of these rules to a particular set of facts, please contact the General Counsel.

IV.                            Fair Dealing

Each employee should endeavor to deal fairly with the Company’s vendors, suppliers, customers or competitors and their employees.  No employee should take unlawful or unfair advantage of the Company’s vendors, suppliers, customers or competitors or their employees through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or other unfair-dealing.

V.                                Confidential Information

During the course of employment, all employees gain some knowledge and information which is nonpublic and proprietary. Employees are trusted with maintaining the confidentiality of this valuable information. If this information were known outside the Company, it could harm Corinthian. Information belonging to Corinthian should be used only for Company purposes and should not be disclosed to anyone outside of the Company unless they have signed a non-disclosure agreement in advance, which is approved by the Legal Department. Even within the Company, only those individuals who truly need to know confidential information to conduct their business should have access to it. If you leave Corinthian, you must return all Company materials and property, including electronic files and documents.

VI.                            Company Intellectual Property

As an employee, the work you produce for Corinthian belongs to the Company. This “work product” includes curricula, ideas, improvements, software programs, artwork, marketing materials and works of authorship. This work product is Corinthian property (and does not belong to you) if it is created or developed, in whole or in part, on Company time, as part of your duties or through the use of Company resources or information.

Additionally, to ensure that Corinthian receives the benefit of work done by outside consultants, it is essential that an appropriate agreement or release be in place before any work begins. When Corinthian uses the work product of others, including curricula, visual representations, art and music, we must also be sure to follow the rules. For example, you should only use software for which you have a valid license and should only use that software in accordance with the terms of the license for that software. Written materials and music are often subject to copyright protection and should only be copied and/or distributed when specifically permitted, including for use in the classroom. Because all copyrighted materials do not bear an explicit notice, caution in its use is advised.

VII.                             Company Records

If you are responsible for preparing or maintaining any Corinthian records, please remember:

•                  Records must always be prepared accurately and reliably and stored properly, in accordance with the Company’s Records Retention Policy;

•                  Records must accurately and fairly reflect, within Corinthian normal accounting systems, all required transactions and other events;

•                  Transactions must be recorded so that proper financial statements may be prepared in a manner that ensures accountability for Corinthian assets and activities. If you need to dispose of corporate assets, please consult with the Finance Department for information on the correct procedures;

•                  There cannot be any unrecorded Company funds, assets or any other type of “off the books” accounts, no matter what the reason for such accounts; and

•                  We do not knowingly destroy or discard evidence related to ongoing or threatened litigation or arbitration matters or governmental or regulatory inquiries.  Records relevant to a legal action cannot be destroyed or discarded without the approval of the Legal Department. If a Company employee receives a subpoena, a request for records, or other legal papers, or if we have reason to believe that such a request or demand is likely, the law requires the Company to retain all records which are relevant to the matter. If you receive such a request or other legal papers, notify the Legal Department immediately.

VIII.                         Make Accurate Public Disclosures

We must ensure that all disclosures made in our periodic reports and documents filed with the Securities and Exchange Commission, and other public communications by the Company, are full, fair, accurate, timely, and understandable. This obligation applies to all employees, including all financial executives, with any responsibility for the preparation of such reports, including drafting, reviewing, and signing or certifying the information contained therein. This requires operating in an environment of open communication.

In carrying out these responsibilities, each employee who is involved in the Company’s disclosure process must:

•                  Familiarize himself or herself with the disclosure requirements applicable to the Company, as well as the business and financial operations of the Company;

•                  Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations; and

•                  Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

If any employee has concerns about any aspect of our financial or other public disclosures, you should talk to your manager, the Finance Department, or the Internal Audit Department. If employees do not believe their concerns have been adequately addressed, they should contact the Integrity Hotline described at the end of this Code.

IX.                           Insider Trading

It is against Company policy and a violation of federal securities laws for any employee to trade in securities, including the Company’s common stock, on the basis of material information not yet publicly disclosed. Any employee who possesses nonpublic information about the Company or its business which is “material” may not trade in any securities of the Company, including derivative securities relating to the Company’s stock, until such time as the information has been made known to the public. A material fact about a company is one that a reasonable investor would be likely to consider important in making a decision to buy, sell, or hold the Company’s stock. Please refer to the Company’s Insider Trading Compliance Policy for further information.

Additionally, by virtue of their position with the Company, all officers and Directors and certain other employees of the Company frequently have access to material, nonpublic information about the Company. Accordingly, the Company has established a policy that restricts buying or selling of the Company’s common stock by such persons to certain “window periods,” unless such person has established and had approved by the Company’s General Counsel a “rule 10b5-1 trading plan.” The Company’s General Counsel sends memoranda each quarter to all officers, Directors and other employees who are subject to the Company’s “window period” policy announcing both when the trading window “opens” and when it “closes.”

Any employee who is uncertain about the legal rules involving a purchase or sale of any Company securities, including those rules outlined in the prior two paragraphs as well as in the Company’s Insider Trading Compliance Policy, or any securities in companies that he or she is familiar with by virtue of his or her work for the Company, should consult the Company’s General Counsel before making any such purchase or sale.

X.                               Reporting Misconduct

Any employee who has knowledge that another individual within the Company has committed, or allegedly committed, a violation of this Code or other Company policies, or has taken action, or engaged in conduct, which raises substantial questions as to that employee’s honesty, trustworthiness, or fitness as an employee of this Company in other respects, must inform the appropriate supervisory personnel. In cases where it may not be appropriate or comfortable to report or discuss any potential or actual violation with a supervisor or if such immediate supervisory personnel fail to take appropriate action, the conduct should be reported to the Chief Human Resources Officer or the Company’s General Counsel.

Directors are encouraged to report or discuss any potential or actual violation of this Code with the Company’s General Counsel or the Chair of the Audit Committee.

XI.                           Supervisory Responsibilities

Supervisors are responsible for acts of misconduct by employees if facts available at the time (or as determined after an investigation) demonstrate that the misconduct should have been known or could have been prevented, or similar prior acts of misconduct by the employee were known by the supervisor(s) and were not acted upon on prior occasions. A pattern of repeat offenses, even if minor, may indicate indifference to this Code or the Company’s policies and should be handled by appropriate disciplinary action. If any supervisor has questions or concerns about particular conduct or appropriate disciplinary action, he or she should contact the Human Resources Department.

A.           Assuring Compliance. Any person working in a supervisory capacity for the Company must make diligent efforts to put adequate measures in place to ensure that all those under his or her supervision conform to this Code and to all other Company policies. At a minimum, supervisors are responsible for awareness and understanding of the applicable laws, regulations, and policies which affect daily school or department operations; this responsibility extends to ensuring familiarity among employees of those provisions which govern the employees’ job assignments.

B.             Actions Attributable. A supervisor will be held responsible for his or her employees’ violation of this Code and /or the Company’s policy if:

•                  The supervisor orders, or with knowledge of the specific conduct, ratifies the conduct involved, even by inaction;

•                  The supervisor has direct supervisory authority over an employee and knows of the conduct at a time when its consequences can be avoided or mitigated, but fails to take reasonable remedial action; or

•                  The supervisor should have known, with reasonable diligence, that such actions were occurring.

XII.         Seeking Advice and Company Hotline

As noted elsewhere in this Code, an employee’s first resource for asking about appropriate conduct, or reporting misconduct, should be his or her immediate supervisor. If questions or concerns are not adequately addressed at that level, all employees should always feel free to contact a higher level managerial employee, including school presidents, regional vice presidents, and corporate headquarters employees responsible for particular functions, including the Human Resources Department, the Finance Department, and the Legal Department. However, if an employee’s questions or concerns have not been resolved at the school, regional, or departmental level, he or she may contact the Company’s Integrity Hotline.  This hotline was created to respond to questions and concerns regarding:

•                  employee relations and other human resources issues;

•                  legal, regulatory, or Company policy compliance issues; and

•                  auditing or financial reporting matters.

The Integrity Hotline can be reached 24 hours per day, seven days per week, 365 days per year, by calling 1-800-798-2401, emailing integrity@cci.edu, or via the web at www.integrity.cci.edu. If requested, reports to the Integrity Hotline submitted via telephone or web will remain anonymous. If you make a report, it will be forwarded to the appropriate officers or employees within the Company for follow-up and investigation, if necessary.  In some instances, the report may be directed to the independent members of the Company’s Board of Directors.

The Company is committed to maintaining the highest standards of business conduct and ethics.  The Company, therefore, relies on its employees to follow the procedures described in this Code, including reporting potential or actual violations of this Code to the Company as promptly as possible.  Reporting violations directly to the Company will enable the Company to investigate the reported violation and take all appropriate corrective or remedial actions before more serious issues occur.  While the Company believes that this reporting mechanism most effectively promotes and protects a high standard of business ethics, nothing herein shall be interpreted to limit or impair the right of any Director, officer or employee to report possible legal violations to the government pursuant to government-sponsored programs such as the program established by the Securities and Exchange Commission concerning violations of the federal securities laws.  Directors, officers and employees should be aware that voluntary participation in the Company’s internal compliance and reporting system is a factor that can increase the amount of an award available under the Securities and Exchange Commission’s program.

XIV.  Freedom from Retaliation.

The Company will not discharge, demote, threaten, harass, retaliate against or in any way discriminate against an employee in the terms and conditions of employment or otherwise because of any report of any potential or actual violation of this Code that is made in good faith and with a reasonable belief in the truth and accuracy of the information reported.

XV.         Accountability and Adherence to this Code.

All employees are expected to be familiar with this Code and adhere to the principles and procedures set forth in this Code that apply to them.

Appropriate actions will be taken in the event of a violation of this Code by an employee.  Such actions will be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include censure, demotion or re-assignment of the individual involved, suspension with or without pay or benefits and/or termination of the individual’s employment or services.  In determining the appropriate action to be taken in the event of a violation of this Code,  the Company may consider the nature and severity of the violation, whether the violation was a single occurrence or a repeated occurrence, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, whether or not the individual in question has committed other violations in the past and any other relevant facts and circumstances.

XVI.        Amendment, Modification and Waiver.

This Code may be amended or modified at any time by the Board of Directors.  Any waiver of any provision of this Code for Directors and Executive Officers of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, may be made only by the Board of Directors or the Audit Committee.  Any waiver of any provision of this Code for any other employees of the Company may be made by the Company’s General Counsel.  Any amendments to or waiver of this Code will, to the extent required, be promptly disclosed in accordance with the rules of the Securities and Exchange Commission and The NASDAQ Stock Market LLC.